TO OUR SHAREHOLDERS

During the second quarter of 2008, economic news remained sluggish. The Federal Reserve decreased interest rates another twenty-five basis points, resulting in a 3.25% reduction in rates over the past two years. While we remain insulated from many of the problems affecting large financial institutions, we recognize the impact of deteriorating economic conditions on consumers, and we provided additional funds to cover potential future losses in our growing loan portfolio. Our strategies to protect future income streams in various interest rate environments have proved successful, as evidenced by our relatively stable net interest income over the past year. We will remain committed to the prudent strategies that have proven to be successful, and we will continue to search for opportunities which will add to the strength of our organization. We are prepared to meet the challenges that lie ahead.

Total assets increased $25 million in the second quarter as growth in loans and investments was funded with new deposits and borrowed funds. Net loans grew at an annual rate of 8% during the quarter, while the $40 million increase since year end represents a 9% growth rate. Total deposits increased 3% annually during the quarter, while core capital has increased at a 10% annual rate since year end.

Net income was $3.5 million in the second quarter of 2008. During the period, a $250,000 special provision for credit losses was recognized to strengthen reserves based on deteriorating economic conditions. Additionally, gains from the sale of assets decreased $689,000 when compared to the first quarter, as market conditions limited opportunities in this area. On a year-to-date basis, net income was $7.7 million in 2008, an increase of $337,000, or 5%, over the same period of last year. Our Return on Assets for the first half of 2008 was 1.20%, while the Return on Equity was 14.10%.

During the second quarter, the Board of Directors approved a cash dividend of $.11 per share which was 15% higher than the second quarter of last year. The physical expansion of the company continued during the period with the opening of our twentieth community office at 5120 Milford Road in East Stroudsburg. This office will serve the growing Marshall's Creek community in Monroe County and complements our downtown Stroudsburg Office.

As you are probably aware, media sources have recently raised issues about the state of the banking industry, the strength of community banks, and the security of the FDIC insurance fund. At this time, we feel it is important to remind our shareholders and customers about the safety of their deposits. The facts remain clear: No one has ever lost a penny of FDIC-insured deposits held in community banks. Rest assured that your insured deposits are safe with us, and feel free to contact your FNCB representative to discuss any concerns.

As we move forward into the second half of 2008, we look forward to the challenges that today’s environment will bring. We will continue to adhere to our mission of maximizing long-term earnings, while utilizing prudent practices to ensure the safety and soundness of this financial institution. As always, we appreciate your continued support.